Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC. REPORTS SECOND QUARTER RESULTS
AND RAISES GUIDANCE FOR THE SECOND HALF OF 2011
•	Diluted earnings per share increased 26.2% to $0.77
•	Consolidated net sales increased 11.9%
•	Comparable store sales increased 4.7%

CHESAPEAKE, Va. – August 18, 2011 – Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended July 30, 2011 (“second quarter”).  Consolidated net sales for the second quarter were $1.54 billion, an 11.9% increase compared to $1.38 billion reported for the quarter ended July 31, 2010 (“second quarter 2010”).  Comparable store sales increased 4.7%, on top of a 6.7% increase for the second quarter 2010.

Earnings per diluted share for the second quarter were $0.77, an increase of 26.2% compared to the $0.61 earnings per diluted share reported for the quarter ended July 31, 2010.

“I am pleased with our second quarter performance as sales, earnings and operating margins continue to expand,” President and CEO Bob Sasser said.  “Increases in customer traffic and average ticket drove our sales growth, which was strongest in the latter half of the quarter.  Our operating margin continued to improve even with significantly higher energy prices throughout the quarter relative to last year.  Earnings continue to grow and our stores are executing at a high level.  We transitioned quickly from “Summer Fun” to back-to-school and are ready for the fall selling season.”

Operating margin increased 70 basis points for the quarter to 10.0%.  The improvement was driven by a 10 basis point increase in gross margin and a 60 basis point reduction in S.G. &A. expenses.

Cash and investments at quarter-end totaled approximately $545 million, compared with $480 million at the end of the second quarter 2010.  During the second quarter, the Company repurchased 0.1 million shares for $8.2 million, and has $249.2 million remaining on its share repurchase authorization.

The Company continues to grow.  During the second quarter, Dollar Tree opened 76 stores, expanded or relocated 23 stores, and closed 11 stores.  Retail selling square footage increased 8.9% compared to a year ago, to 36.6 million square feet.

26-Week Period Results
Year-to-date through July 30, 2011, the Company’s consolidated net sales were $3.09 billion, a 13.1% increase compared with the first half of 2010.  Comparable store sales increased 5.9%, on top of a 6.6% comparable store sales increase in the first half last year.

First half 2011 earnings per share were $1.59, compared with earnings per share of $1.10 in the first half 2010.  As we have previously disclosed, in the first quarter 2010 we recorded a nonrecurring, non-cash charge of $26.3 million relating to a retail inventory accounting change.  Excluding this charge our earnings in the first half 2010 were $1.22.  Earnings per share of $1.59 in the first half 2011 were an increase of 30.3% over the first half 2010, excluding the charge in the first quarter last year.

Operating margin in the first half 2011 was 10.2%, an increase of 80 basis points from operating margin of 9.4% in the first half 2010, excluding the charge in the first quarter 2010.

Guidance
The Company estimates sales for the third quarter of 2011 to be in the range of $1.56 billion to $1.60 billion, based on low single digit positive comparable store sales.  Diluted earnings per share are estimated to be in the range of $0.77 to $0.83.

Full year sales are now estimated to be in the range of $6.53 billion to $6.62 billion.  Diluted earnings per share are expected to be $3.82 to $3.95.  The Company reported earnings per diluted share for fiscal 2010 of $3.10, including the aforementioned non-recurring, non-cash charge in the first quarter 2010.  Excluding the charge, earnings per diluted share were $3.23 for fiscal 2010.

On Thursday, August 18, 2011, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT.  The telephone number for the call is 888-797-2994.  A recorded version of the call will be available until midnight Thursday, August 25, and may be accessed by dialing 888-203-1112, and the access code is 3846034 .  A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, August 25.

Dollar Tree, a Fortune 500 Company, operated 4,242 stores in 48 states and 4 Canadian Provinces as of July 30, 2011, with total retail selling square footage of 36.6 million.  To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding third quarter and full year sales, third quarter and full year diluted earnings per share, and third quarter comparable store sales.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10  - K filed March 17, 2011, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections in our Quarterly Report on Form 10-Q filed May 19, 2011 and in our other filings with the Securities and Exchange Commission.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010

Net sales	$1,542.4	$1,377.9	$3,088.3	$2,730.5

Cost of sales, excluding non-cash
beginning inventory adjustment	1,000.0	894.4	2,005.1	1,770.5
Non-cash beginning inventory adjustment	-	-	-	26.3

Gross profit	542.4	483.5	1,083.2	933.7
	35.2%	35.1%	35.1%	34.2%

Selling, general & administrative expenses	388.9	355.7	768.0	703.3
	25.2%	25.8%	24.9%	25.8%

Operating income	153.5	127.8	315.2	230.4
	10.0%	9.3%	10.2%	8.4%

Interest expense, net	0.7	1.6	1.6	3.0
Other (income) expense, net	0.5	1.2	(0.2)	0.3

Income before income taxes	152.3	125.0	313.8	227.1
	9.9%	9.1%	10.2%	8.3%

Income tax expense	57.4	47.0	117.9	85.5
Income tax rate	37.7%	37.6%	37.6%	37.6%

Net income	$94.9	$78.0	$195.9	$141.6
	6.2%	5.7%	6.3%	5.2%

Net earnings per share:
Basic	$0.78	$0.61	$1.60	$1.10
Weighted average number of shares	122.3	127.3	122.4	128.3

Diluted	$0.77	$0.61	$1.59	$1.10
Weighted average number of shares	123.0	128.1	123.2	129.2

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	July 30,	January 29,	July 31,
	2011	2011	2010

Cash and cash equivalents	$421.6	$311.2	$429.3
Short-term investments	123.8	174.8	51.0
Merchandise inventories	813.9	803.1	751.6
Other current assets	49.0	44.2	29.8
Total current assets	1,408.3	1,333.3	1,261.7

Property and equipment, net	783.1	741.1	724.1
Goodwill	175.0	173.1	133.3
Deferred tax assets	17.8	38.0	52.7
Other assets, net	94.7	95.0	85.5

Total assets	$2,478.9	$2,380.5	$2,257.3

Current portion of long-term debt	$15.5	$16.5	$16.5
Accounts payable	302.7	261.4	288.6
Other current liabilities	169.1	190.5	159.0
Income taxes payable, current	8.5	64.4	27.8
Total current liabilities	495.8	532.8	491.9

Long-term debt, excluding current portion	250.0	250.0	250.0
Income taxes payable, long-term	15.5	15.2	15.2
Other liabilities	129.9	123.5	118.7

Total liabilities	891.2	921.5	875.8

Shareholders' equity	1,587.7	1,459.0	1,381.5

Total liabilities and shareholders' equity	$2,478.9	$2,380.5	$2,257.3

STORE DATA:
Number of stores open at end of period	4,242	4,101	3,925
Total selling square footage (in millions)	36.6	35.1	33.6

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)
	Six Months Ended
	July 30,	July 31,
	2011	2010

Cash flows from operating activities:
Net income	$195.9	$141.6
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	78.8	78.7
Other non-cash adjustments	40.5	26.3
Changes in working capital	(56.0)	(92.8)
Total adjustments	63.3	12.2
Net cash provided by operating activities	259.2	153.8

Cash flows from investing activities:
Capital expenditures	(121.3)	(90.1)
Purchase of short-term investments	(6.0)	(29.0)
Proceeds from maturities of short-term investments	57.0	5.8
Purchase of restricted investments	(5.3)	(36.4)
Proceeds from maturities of restricted investments	5.3	52.1
Other	-	(0.2)
Net cash used in investing activities	(70.3)	(97.8)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based
compensation plans	8.0	16.0
Payments for share repurchases	(96.4)	(220.8)
Tax benefit of stock-based compensation	10.3	7.6
Principal payments under long-term debt
and capital lease obligations	(1.3)	(1.1)
Net cash used in financing activities	(79.4)	(198.3)
Effect of exchange rate changes on cash and cash equivalents	0.9	-
Net increase(decrease) in cash and cash equivalents	110.4	(142.3)
Cash and cash equivalents at beginning of period	311.2	571.6
Cash and cash equivalents at end of period	$421.6	$429.3